Exhibit 8.2

FAEGRE & BENSON LLP 2200 WELLS FARGO CENTER, 90 SOUTH SEVENTH STREET MINNEAPOLIS, MINNESOTA 55402-3901 TELEPHONE 612.766.7000 FACSIMILE 612.766.1600 www.faegre.com May 3, 2004

International Multifoods Corporation

110 Cheshire Lane, Suite 300

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

We have acted as counsel to International Multifoods Corporation, a Delaware corporation (“IMC”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of March 7, 2004 (the “Merger Agreement”), by and among IMC, The J.M. Smucker Company, an Ohio corporation (“Smucker”) and MIX Acquisition Corporation, a Delaware corporation and a newly-formed, wholly-owned subsidiary of Smucker (“Merger Subsidiary”), and (ii) the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, and the facts and representations concerning the Merger that have come to our attention during our engagement, and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

        Subject to the assumptions set forth above, the representations made to us by IMC, Smucker and Merger Subsidiary in their respective letters dated the date hereof and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” in our opinion, the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and each of IMC, Smucker and Merger Subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code, and accordingly, the statements regarding U.S. federal tax consequences set forth in

International Multifoods Corporation

May 3, 2004

the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences” insofar as they constitute statements of law or legal conclusions are true in all material respects and describe all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to our firm name wherever appearing on the Proxy Statement/Prospectus with respect to the federal income tax consequences of the Merger and under the caption “Tax Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/    FAEGRE & BENSON LLP

FAEGRE & BENSON LLP